Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Second Quarter Fiscal Year 2013 Financial Results

Dallas, Texas – February 7, 2013 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the second quarter ended December 29, 2012.

Second Quarter Fiscal Year 2013 Compared to 2012

Revenue in the second quarter of fiscal 2013 decreased $6.3 million or 16.6 percent to $31.5 million. The decrease in revenue resulted from customer-driven delays on projects previously awarded, as well as delays in the timing of anticipated bookings. Increased revenue in the Asia-Pacific and Middle East regions were more than offset by decreased revenue in North America.

Gross profit decreased in the quarter by $0.9 million, or 7.6 percent, to $11.5 million on lower revenue. Gross profit as a percent of revenue increased to 36.7 percent in the quarter from 33.1 percent in the prior year. The improvement in gross margin percentage is attributed to changes in product and geographical mix, lower than previously expected costs on completed and in process projects, as well as an improvement in manufacturing efficiencies.

Operating expenses decreased $0.8 million or 7.2 percent in the quarter as the Company overlapped a $2.1 million one-time charge from the accelerated vesting of restricted stock in the second quarter of fiscal 2012. On a non-GAAP basis, operating expenses increased $1.2 million in the quarter largely attributed to higher commission expense and increased costs associated with additional sales resources located in China. For reconciliations of GAAP to non-GAAP results and other non-GAAP amounts, see the accompanying tables to this release.

Interest expense declined 52.6 percent in the quarter to $0.2 million on lower average balances outstanding. Foreign exchange gain increased to $0.1 million this quarter compared to a $0.2 million loss in the prior year quarter.

Net income attributable to PMFG, Inc. common stockholders was $0.5 million or $0.02 per diluted share in the quarter compared to net income of $0.1 million and break even earnings per diluted share in the prior year. The second quarter fiscal 2012 non-GAAP net income attributable to PMFG, Inc. common stockholders was $1.5 million or $0.08 per diluted share.

Reporting Segments

Process Products segment revenue decreased $4.2 million or 12.8 percent to $28.5 million. Customer-driven delays in the required completion dates on certain orders in our backlog have resulted in lower revenue this quarter than in the comparable period in the prior year. Segment operating income decreased $0.8 million or 14.8 percent to $4.7 million on lower revenue, partially offset by an improvement in relative gross margin. The segment gross margin was positively impacted by product and geographical mix in the quarter.

The Environmental Systems segment revenue decreased $2.1 million or 41.2 percent to $3.0 million. The decrease in revenue is attributed to the dampened demand for SCR equipment in the United States resulting from delays in the release of finalized environmental regulations. Operating income decreased $0.4 million to $0.5 million for the quarter on the lower revenue.

Fiscal Year To-Date 2013 Compared to 2012

Revenue for the six month period ended December 29, 2012 decreased $2.4 million or 3.6 percent to $64.4 million. Revenue growth in the Asia-Pacific region and the benefit of the acquisition of Burgess-Manning GmbH in November 2011 were more than offset by declines in domestic revenue in both our Process Products and Environmental Systems segments.

Net income attributable to PMFG, Inc. common stockholders was $0.2 million compared to a net loss of $1.1 million in the prior year. Net income attributable to PMFG, Inc. common stockholders on a non-GAAP basis of $0.3 million or $0.02 per diluted share in fiscal 2013 held constant with the prior year.

Net Bookings and Backlog

Net bookings totaled $27.7 million and $52.4 million during the three and six month periods ended December 29, 2012, respectively. As anticipated, net bookings in the quarter and year to date decreased significantly from the prior year as we overlapped significant international bookings received in the second quarter of fiscal 2012. The backlog at December 29, 2012 was $87.9 million of which approximately 14% remains on customer hold. Although the customer has communicated that they expect the capital project to move forward, the timing and impact on our project scope is not yet known.

Financial Condition and Cash Flows

At December 29, 2012, the Company reported $69.2 million of cash and cash equivalents including $8.5 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, total assets of $185.0 million, net working capital of $79.7 million and a current ratio of 2.9 to 1.0.

Unrestricted cash and cash equivalents increased $8.3 million during the six month period ended December 29, 2012, compared to a decrease of $0.4 million in the prior year, attributed in part to an improvement in the collection of accounts receivable. Cash flows in year to-date fiscal 2013 include $10.4 million provided by operating activities, ($3.8) million used in investing activities, $1.6 million provided by financing activities and $0.2 million effect of exchange rate changes on cash. Investing activities in the period include payment of deferred consideration from the acquisition of Burgess-Manning GmbH and capital expenditures related to the construction of new facilities in the United States and China.

Industry Conditions and Forward Outlook

Peter Burlage, President and Chief Executive Officer of PMFG stated, “While we continue to experience delays in energy-related capital expenditures, we believe the long-term outlook for the Company remains strong.

“Our investment in incremental sales resources in China focused on driving growth in the Process Products segment is expected to create significant opportunities for us in the future. The demand for Process Products in the Asia-Pacific region resulting from the investment of natural gas infrastructure combined with a re-start of the China nuclear energy program make the Asia-Pacific region critical to our future growth. The construction of the new facility to be located in Zhenjiang, China remains on track and critical to meeting the increased demand within the region. Further, the increased focus on air quality within China should allow us to expand our product offerings within the region.

“A year ago we announced a significant booking for natural gas skids in Latin America. The customer is re-evaluating the size, throughput, and construction approach to its facility, which has resulted in a delay in our realization of revenue from this project. While we expect the project to move forward, it now appears that we will not recognize significant project revenue until fiscal 2014.

“Our quote activity in both reporting segments remains strong in most regions and we believe we are well positioned to benefit from an improvement in the global demand for energy infrastructure. However, given the current global economic environment, we expect to continue to see delays in capital expenditures throughout the balance of 2013.”

Updated Guidance

Due to customer driven delays of projects in backlog, as well as lengthening sales cycles, the Company has reduced its revenue guidance for fiscal 2013 to be roughly flat in comparison to fiscal 2012. Product and geographic mix are expected to result in a blended gross margin percentage higher than the range previously communicated.

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the second quarter ended December 29, 2012, during a conference call scheduled for Thursday, February 7, 2013, at 9:00 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 800.299-9086 (domestic) or +1 617.786-2903 (international) and entering access code 76187504, a few minutes before 9:00 a.m. EST on February 7, 2013. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through February 14, 2013 by dialing +1 888.286-8010 (domestic) or +1 617.801-6888 (international) and entering access code 96551811. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Kevin McGrath, Managing Partner

Cameron Associates

(212) 245-4577

Kevin@cameronassoc.com

	Three Months Ended December 29,			Three Months Ended December 31,
	2012			2011
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Revenues	$31,452	$—	$31,452	$37,721	$—	$37,721
Cost of goods sold	19,923	—	19,923	25,245	(34)	25,211

Gross profit	11,529	—	11,529	12,476	34	12,510
Operating expenses	10,669	—	10,669	11,498	(2,064)	9,434

Operating income (loss)	860	—	860	978	2,098	3,076
Other income (expense):
Interest income	7	—	7	7	—	7
Interest expense	(210)	—	(210)	(443)	—	(443)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	117	—	117	(211)	—	(211)
Other income	32	—	32	3	—	3

Income (loss) before income taxes	806	—	806	334	2,098	2,432
Income tax (expense) benefit	(213)	—	(213)	(292)	(713)	(1,005)

Net earnings (loss)	$593	$—	$593	$42	$1,385	$1,427

Less net earnings (loss) attributable to noncontrolling interest	127	—	127	(30)	—	(30)

Net earnings (loss) attributible to PMFG	$466	$—	$466	$72	$1,385	$1,457

Earnings (loss) applicable to PMFG common stockholders	$466	$—	$466	$72	$1,385	$1,457

Basic loss per share	$0.02		$0.02	$0.00		$0.08
Diluted loss per share	$0.02		$0.02	$0.00		$0.08
Weighted-average shares outstanding
Basic	20,920		20,920	17,679		17,679
Diluted	20,935		20,935	18,327		18,327
Adjusted EBITDA
Net earnings (loss)			$593			$1,427
Depreciation and amortization			693			634
Interest expense, net			203			436
Income tax expense (benefit)			213			1,005

Adjusted EBITDA			$1,702			$3,502

	Six Months Ended December 29,			Six Months Ended December 31,
	2012			2011
Operating Results	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Revenues	$64,429	$—	$64,429	$66,809	$—	$66,809
Cost of goods sold	41,508	—	41,508	45,625	(34)	45,591

Gross profit	22,921	—	22,921	21,184	34	21,218
Operating expenses	21,601	—	21,601	21,353	(2,064)	19,289

Operating income (loss)	1,320	—	1,320	(169)	2,098	1,929
Other income (expense):
Interest income	17	—	17	16	—	16
Interest expense	(315)	—	(315)	(870)	—	(870)
Loss on extinguishment of debt	(291)	291	—	—	—	—
Foreign exchange gain (loss)	35	—	35	(668)	—	(668)
Other income	33	—	33	24	—	24

Income (loss) before income taxes	799	291	1,090	(1,667)	2,098	431
Income tax (expense) benefit	(212)	(99)	(311)	539	(713)	(174)

Net earnings (loss)	$587	$192	$779	$(1,128)	$1,385	$257

Less net earnings (loss) attributable to noncontrolling interest	432	—	432	(49)	—	(49)

Net earnings (loss) attributible to PMFG	$155	$192	$347	$(1,079)	$1,385	$306

Earnings (loss) applicable to PMFG common stockholders	$155	$192	$347	$(1,079)	$1,385	$306

Basic loss per share	$0.01		$0.02	$(0.06)		$0.02
Diluted loss per share	$0.01		$0.02	$(0.06)		$0.02
Weighted-average shares outstanding
Basic	20,919		20,919	17,675		17,675
Diluted	20,934		20,934	17,675		18,276
Adjusted EBITDA
Net earnings (loss)			$779			$257
Depreciation and amortization			1,397			1,312
Interest expense, net			298			854
Income tax expense (benefit)			311			174

Adjusted EBITDA			$2,785			$2,597

Condensed Balance Sheet Information	December 29, 2012	June 30, 2012
Current assets	$122,540	$122,286
Non-current assets	62,447	60,993

Total assets	$184,987	$183,279

Current liabilities	$42,791	$45,019
Other non current liabilities	8,720	7,374
Total equity	133,476	130,886

Total liabilities and equity	$184,987	$183,279

(a)	Adjustments in the six months ended December 29, 2012 relate to the loss on extinguishment of debt.
(b)	Adjustments in the three and six months ended December 31, 2011 relate to the accelerated vesting of restricted stock grants

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the loss of extinguishment of debt in the six months ended December 29, 2012 and from the accelerated vesting of restricted stock grants in the three and six months ended December 31, 2011. Management believes that excluding this item from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.